                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

   Roup                               Marc
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   (Last)                            (First)              (Middle)

                            300 Penn Center Boulevard
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                                    (Street)

   Pittsburgh                      Pennsylvania             15235
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     2/20/03
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     Not Provided
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4.   Issuer Name and Ticker or Trading Symbol

     World Health Alternatives, Inc.(WHAI)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
      Chief Executive Officer

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6.   If Amendment, Date of Original (Month/Day/Year)

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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                              3. Ownership Form:
                       2. Amount of Securities  Direct (D) or
1. Title of Security      Beneficially Owned    Indirect (I)    4. Nature of Indirect Beneficial Ownership
   (Instr. 4)             (Instr. 4)            (Instr. 5)         (Instr. 4)
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 Common Stock            16,500,000 Shares           D
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If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                 5. Owner-
                                                3. Title and Amount of Securities                  ship
                                                   Underlying Derivative Security                  Form of
                         2. Date Exercisable       (Instr. 4)                                      Derivative
                          and Expiration Date ---------------------------------   4. Conver-     Security:
                          (Month/Day/Year)                           Amount          sion or     Direct      6. Nature of
                       ----------------------                        or              Exercise    (D) or         Indirect
                       Date       Expira-                            Number          Price of    Indirect       Beneficial
1. Title of Derivative Exer-      tion                               of              Derivative  (I)            Ownership
   Security (Instr. 4) cisable    Date        Title                  Shares          Security    (Instr. 5)     (Instr. 5)
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Explanation of Responses:

/s/Marc Roup                                                 March 19, 2003
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      **Signature of Reporting Person                             Date

**      Intentional misstatements or omissions of facts constitute Federal
        Criminal Violations.

        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this form, one of which must be manually signed.
        If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

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